Exhibit 99.1

MiMedx Announces Filing of 2019 Annual Report

Annual Report on Form 10-K includes Audited Financial Results for 2019

Transition to Revenue Recognition on an “As-Shipped” Basis Reflects Improved Internal Control Environment

MARIETTA, Ga., July 6, 2020 — MiMedx Group, Inc. (OTC PINK: MDXG) (“MiMedx” or “the Company”), an industry leader in advanced wound care and an emerging therapeutic biologics company, today announced the filing of its 2019 Annual Report. With this filing, we are one step closer to scheduling and holding the 2019 shareholder meeting. On July 2, 2020, the Company also announced the closing of concurrent $150 million private equity and debt financings, and the addition of Martin P. Sutter and William A. Hawkins III to its Board of Directors.

Timothy R. Wright, MiMedx Chief Executive Officer, said: “The filing of our 2019 annual report marks a key milestone for our business, and reflects a new tone of transparency for our employees and shareholders. Current financial reporting and relisting our common stock, along with increased and timely dialogue, are a top priority. We also continue to take actions that focus on our patients, provide business resiliency, and restore the Company’s financial integrity and reputation. We are moving forward.”

M. Kathleen Behrens, Ph.D., Chair of the MiMedx Board of Directors, commented, “The new senior management team at MiMedx has navigated a number of substantial and complex matters, inherited from prior management. Their combined experience and dedication to transforming the culture and instilling operational excellence across the Company sets a new tone, and establishes a robust foundation for a different future.”

Highlight of Key Metrics

•	2019 net sales of $299.3 million; includes a $29.6 million revenue benefit related to the transition in revenue recognition methodology discussed in the Company’s 2019 Form 10-K.

•

Net loss of $25.6 million for 2019 reflects $66.5 million of investigation, restatement and related expenses, including legal and other fees under indemnification agreements for former Company officers and directors.

•	2019 Adjusted EBITDA of $42.1 million[1]

	Years Ended December 31,
	(in thousands)
	2019	2018
Net sales	$299,255	$359,111
Net (loss) income	(25,580)	(29,979)
EBITDA[1]	(13,292)	2,992
Adjusted EBITDA[1]	42,084	69,082
Net (loss) income per common share - basic	$(0.24)	$(0.28)
Net (loss) income per common share - diluted	$(0.24)	$(0.28)

1.

EBITDA and Adjusted EBITDA are non-GAAP financial measures. See “Reconciliation of GAAP Net Income to EBITDA and Adjusted EBITDA” for a reconciliation of EBITDA and Adjusted EBITDA to Net (loss) income, located in “Selected Unaudited Financial Information” of this release.

We recorded revenue for the year ended December 31, 2019 of $299.3 million, a decrease of $59.9 million or 16.7% over 2018 revenue of $359.1 million. As further described in the “Critical Accounting Policies” section within the Company’s 2019 Form 10-K, this includes a benefit of $29.6 million, related to the method in which the Company recognizes revenue. Excluding this benefit related to the method in which the Company recognizes revenue, the decrease primarily resulted from unfavorable insurance coverage developments, which resulted in a decrease in the number of units sold. Additionally, approximately 50% of the reduction of the Company’s workforce announced in December 2018 were sales personnel. The personnel disruption for our customers, negative publicity resulting from the Audit Committee investigation, and the discontinuation of the OrthoFlo and AmnioFix Sports Medicine product lines adversely affected revenues.

Gross margin in 2019 was 85.6%, compared to 89.9% in 2018. Gross margin decrease reflects fixed overhead costs being spread over lower production levels, increased costs of production related to the higher quality standards of current good manufacturing practices (cGMPs) implemented in 2019, and higher scrap levels in the second half of the year.

Research and development expenses decreased 29.3% from 2018 to 2019, due primarily to year-over-year decreases in clinical trial activities, reductions in personnel due to the 2018 reduction in workforce and the decision to significantly reduce basic research and preclinical studies. We anticipate increasing our research and development spend in 2020 as we initiate additional Investigational New Drug (IND) filings and work to advance our clinical trials.

Selling, General and Administrative (SG&A) expense for 2019 decreased 23.3% compared to 2018. Sales and Marketing expense included in SG&A decreased 19.8% for 2019 compared to 2018, primarily due to a decrease in compensation related to the reduced headcount and reduced commissions from the lower sales level.

Investigation, restatement, and related expenses were $66.5 million in 2019. The Audit Committee investigation was completed in May 2019, and we do not expect to incur these costs going forward. Restatement costs are third-party service costs related to compiling, completing and auditing the financial statements included in the 2018 and 2019 Form 10-Ks, and thus we continued incurring these costs in the first half of 2020. Litigation costs increased by $11.6 million to $26.2 million for 2019 due to the increase in the settlement of disputes and near-term contingencies, including legal fees and litigation settlements related to the issues that were the subject of the Audit Committee investigation. We expect to continue incurring these costs in the future as we address our contingent liabilities.

Peter M. Carlson, MiMedx Chief Financial Officer, commented: “There has been significant work done to strengthen the Company’s internal controls, improve liquidity, and provide an accurate picture of our business performance. This filing is the culmination of tremendous teamwork and collaboration at all levels of the organization, and marks decisive progress for the Company. Ultimately, restoring our financial reputation will enable us to continue addressing the needs of people who can benefit from our products, delivering the level of quality and excellence our customers deserve, and elevating the standards of patient care, science and regulatory compliance for the category as a whole.”

Food and Drug Administration (FDA) Inspection Update

The Company remains focused on elevating the standard of care for patients in need, and we are committed to doing our part to advance the science and technology that advances human health. Following the December 2019 Food and Drug Administration (FDA) inspections at both of our processing facilities, which measured the Company’s compliance with cGMP, the FDA issued a Form 483 for both facilities at the conclusion of each inspection. MiMedx provided timely responses to the FDA, including corrective action commitments for each observation. As of the date of this release, all of these remediation actions are now complete.

Product Portfolio and Clinical Trials Update

The Company is taking comprehensive action to enhance manufacturing capabilities, capacity, and investments into Research and Development that increase the scientific rigor of our category and serve as the foundation for our existing and future product portfolio. We continue to research new opportunities for amniotic and other placental tissue, and we have several additional offerings in various stages of conceptualization and development.

Timothy R. Wright, MiMedx Chief Executive Officer, said: “Over the past year, significant effort has been made to characterize, understand, and assess the Company’s true state of readiness to file Biologics License Applications and potential to commercialize a novel biologic, if approved. We conducted a critical analysis of our existing INDs to better understand our current state, including the expected timing and resources needed to improve the probability of technical and regulatory success. We have taken steps to enhance our Chemistry, Manufacturing and Controls, reestablish the Company’s relationship with the FDA through collaborative dialogue, and will leverage our Regenerative Medicine Advanced Therapy (RMAT) designation to schedule End of Phase review meetings that will help inform our next steps and set a realistic view of our program timelines. We have attracted leaders with significant subject matter expertise that can guide the Company as we translate our current clinical understanding to a more rigorous demonstration of the future clinical potential of human tissue.”

We expect to complete enrollment in our Phase 3 Plantar Fasciitis trial by October 2020. If the trials are successful, determined to be adequate proof of efficacy and safety, and accepted by the FDA following an End of Phase meeting, we expect to file a BLA in the second half of 2021. We expect the outcome of this trial to help inform additional areas of unmet need for potential clinical study as we examine the broader utility of our product in other areas of musculoskeletal degeneration.

We are well advanced in enrollment in our Phase 2B Knee Osteoarthritis trial, and have amended the protocol and established an open label extension to the trial, to allow patients to receive a second injection of the active treatment if their pain and function has not resolved or responded, regardless of treatment arm. If this trial is successful and determined to be adequate support for safety and efficacy observations, we expect to request an End of Phase 2 meeting with the FDA to discuss next steps, including discussion of our Phase 3 pivotal trial design, and refine our timelines for this program.

At this time, we have completed subject enrollment in our Phase 3 IND study for Achilles tendonitis, and we anticipate that the last patient visit will occur in the first half of 2021. Data analyzed following a sample size analysis indicated a substantial increase in sample size would be required to observe clinically and statistically significant improvement and separation between treatment and control groups. We do not plan to increase the study size and instead we plan to review our options for this program after we have assessed the results of this study.

We have begun efforts to file an IND for AmnioFill, and an IND for injectable micronized EpiFix for the treatment of Diabetic Foot Ulcers (DFUs) or other areas of advanced wound care. The timeline for both of these filings is anticipated for the second half of 2020, though we have not yet initiated any clinical trials under an IND in furtherance of regulatory approval for these products. Clinical study initiation will depend on FDA feedback for both of these programs.

COVID-19 Impact

Through the COVID-19 pandemic, we have prioritized the health and safety of our workforce, ensured continued access to the Company’s products, protected our supply chain and distribution lines, and maintained business operations. COVID-19 did not affect our financial condition and results of operations for the year ended December 31, 2019. It began affecting us late in the first quarter of 2020. Many of our patients have wounds that unfortunately have not improved throughout the past few months, and are starting to present back to facilities with larger and potentially more critical wounds. However, at this time, the future impacts of COVID-19 remain uncertain.

Shareholder Webcast

MiMedx will host a webcast of its full year 2019 and first quarter 2020 results on Tuesday, July 7, 2020, beginning at 8:30am, Eastern Daylight Time. This call can be accessed using the following information:

U.S. Investors: 1-877-407-4018

International Investors: 201-689-8471

Conference ID: 13706593

Webcast: http://public.viavid.com/index.php?id=140606

A replay of the webcast will be available on the Company’s website at www.mimedx.com following the conclusion of the call.

Important Cautionary Statement

This press release contains forward-looking statements. All statements relating to events or results that may occur in the future are forward-looking statements, including, without limitation, statements regarding anticipated future costs and expenses, BLA applications and clinical trials. Forward-looking statements generally can be identified by words such as “expect,” “will,” “intend,” “seek,” “target,” “future,” “plan,” “continue,” “potential,” “possible,” “could,” “would,” “may,” “anticipate,” “to be” and similar expressions. These statements are based on numerous assumptions and involve known and unknown risks, uncertainties and other factors that could significantly affect the Company’s operations and may cause the Company’s actual actions, results, financial condition, performance or achievements to differ materially from any future actions, results, financial condition, performance or achievements expressed or implied by any such forward-looking statements. Factors that may cause such a difference include, without limitation, those discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Unless required by law, the Company does not intend, and undertakes no obligation, to update or publicly release any revision to any forward-looking statements, whether as a result of the receipt of new information, the occurrence of subsequent events, a change in circumstances or otherwise. Each forward-looking statement contained in this release is specifically qualified in its entirety by the aforementioned factors. Readers are advised to carefully read this release in conjunction with the important disclaimers set forth above prior to reaching any conclusions or making any investment decisions and not to place undue reliance on forward-looking statements, which apply only as of the date of this release.

About MiMedx

MiMedx® is an industry leader in advanced wound care and an emerging therapeutic biologics company developing and distributing human placental tissue allografts with patent-protected processes for multiple sectors of healthcare. The Company processes the human placental tissue utilizing its proprietary PURION® process methodology, among other processes, to produce allografts by employing aseptic processing techniques in addition to terminal sterilization. MiMedx has supplied over 1.9 million allografts, through both direct and consignment shipments. For additional information, please visit www.mimedx.com.

Contacts:

Hilary Dixon

Investor Relations & Corporate Communications

770.651.9066

investorrelations@mimedx.com

Selected Unaudited Financial Information

MiMedx Group, Inc.

Condensed Consolidated Balance Sheet

(Unaudited)

(in thousands)

	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$69,069	$45,118
Accounts receivable, net	32,327	—
Inventory, net	9,104	15,986
Prepaid expenses	6,669	6,673
Income tax receivable	18	454
Other current assets	6,058	5,818

Total current assets	123,245	74,049

Total assets	$167,166	$122,844

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,710	$14,864
Accrued compensation	21,302	23,024
Accrued expenses	32,161	31,842
Current portion of long term debt	3,750	—
Other current liabilities	1,399	1,817

Total current liabilities	67,322	71,547
Long term debt, net	61,906	—
Other liabilities	3,540	1,642

Total liabilities	132,768	73,189

Total stockholders’ equity	34,398	49,655

Total liabilities and stockholders’ equity	$167,166	$122,844

MiMedx Group, Inc.

Consolidated Statements of Operations

(Unaudited)

(in thousands, except percentage data)

	Years Ended December 31,		Change
	2019	2018	$	%
Net sales	$299,255	$359,111	$(59,856)	(16.7%)
Cost of sales	43,081	36,386	6,695	18.4%

Gross profit	256,174	322,725	(66,551)	(20.6%)
Operating expenses:
Selling, general and administrative	198,205	258,528	(60,323)	(23.3%)
Investigation, restatement and related	66,504	51,322	15,182	29.6%
Research and development	11,140	15,765	(4,625)	(29.3%)
Amortization of intangible assets	1,039	1,034	5	0.5%
Impairment of intangible assets	446	—	446	100.0%

Operating (loss) income	(21,160)	(3,924)	(17,236)	(439.2%)
Other income
Interest (expense) income, net	(4,708)	527	(5,235)	(993.4%)
Other income, net	283	—	283	100.0%

(Loss) income before income tax provision	(25,585)	(3,397)	(22,188)	(653.2%)
Income tax provision benefit (expense)	5	(26,582)	26,587	100.0%

Net (loss) income	$(25,580)	$(29,979)	$4,399	14.7%

MiMedx Group, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Years Ended December 31,
	2019	2018	2017
Cash flows from operating activities
Net (loss) income	$(25,580)	$(29,979)	$64,727
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities
Effect of change in revenue recognition	(17,382)	—	—
Share-based compensation	12,064	14,768	21,195
Depreciation	6,546	5,882	4,087
Amortization of intangible assets	1,039	1,034	1,678
Amortization of inventory fair value step-up	—	—	203
Amortization of deferred financing costs and debt discount	1,431	137	176
Amortization of discount on notes receivable	—	(190)	(12)
Net cash lease expenses	947	—	—
Change in fair value of earn-out consideration	—	—	(3,560)
Loss on fixed asset disposal	318	—	—
Intangible asset impairment	1,258	—	590
Change in deferred income taxes	—	25,541	(26,670)
Loss on divestiture of Stability	—	—	1,048
Increase (decrease) in cash, net of effects of divestiture, resulting from changes in the balance sheet	(20,053)	18,603	(523)

Net cash flows (used in) provided by operating activities	(39,412)	35,796	62,939

Cash flows from investing activities:
Purchases of property and equipment	(1,752)	(9,419)	(5,126)
Proceeds from property and equipment sale	—	30	—
Principal payments from note receivable	2,722	778	—
Patent application costs	(466)	(609)	(271)

Net cash flows (used in) provided by investing activities	504	(9,220)	(5,397)

Cash flows from financing activities:
Proceeds from term loan	72,750	—	—
Repayment of term loan	(1,875)	—	—
Deferred financing costs	(6,650)	—	—
Shares repurchased for tax withholdings on vesting of restricted stock	(1,474)	(4,914)	(4,082)
Proceeds from exercise of stock options	108	3,555	11,987
Shares repurchased under repurchase plan	—	(7,572)	(68,263)
Payments under capital lease obligations	—	(3)	(29)

Net cash flows provided by (used in) financing activities	62,859	(8,934)	(60,387)

Net change in cash	23,951	17,642	(2,845)
Cash and cash equivalents, beginning of year	45,118	27,476	30,321

Cash and cash equivalents, end of year	$69,069	$45,118	$27,476

Reconciliation of GAAP Net Income to EBITDA and Adjusted EBITDA

In addition to our GAAP results, we provide certain non-GAAP metrics including Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Adjusted EBITDA. We believe that the presentation of these measures provides important supplemental information to management and investors regarding our performance. These measurements are not a substitute for GAAP measurements. Company management uses these Non-GAAP measurements as aids in monitoring our on-going financial performance from quarter-to-quarter and year-to-year on a regular basis and for benchmarking against comparable companies. EBITDA is intended to provide a measure of the Company’s operating performance as it eliminates the effects of financing and capital expenditures. EBITDA consists of GAAP net income (loss) excluding: (i) depreciation, (ii) amortization of intangibles, (iii) interest (income) expense and (iv) income tax provision. Adjusted EBITDA is intended to provide an enduring, normalized view of EBITDA and our broader business operations that we expect to experience on an ongoing basis by removing items which may be irregular, one-time, or non-recurring from EBITDA; most significantly those expenses related to the Audit Committee investigation and restatement. This enables us to identify underlying trends in our business that could otherwise be masked by such items. Adjusted EBITDA consists of GAAP net income (loss) excluding: (i) depreciation, (ii) amortization of intangibles, (iii) interest expense (income), (iv) income tax provision, (v) costs incurred in connection with the Audit Committee investigation and restatement, (vi) the effect of the change in revenue recognition on net income, (vii) share-based compensation and (viii) impairment of intangibles. A reconciliation of GAAP Net Income (Loss) to EBITDA and Adjusted EBITDA appears in the table below.

	Years Ended December 31,		Change
	(in thousands, except percentage data)
	2019	2018	$	%
Net (loss) income	$(25,580)	$(29,979)	$4,399	14.7%
Non-GAAP Adjustments:
Depreciation expense	6,546	5,882	664	11.3%
Amortization of intangible assets	1,039	1,034	5	0.5%
Interest expense (income), net	4,708	(527)	5,235	993.4%
Income tax provision (benefit) expense	(5)	26,582	(26,587)	(100.0%)

EBITDA	$(13,292)	$2,992	$(16,284)	(544.3%)

Additional Non-GAAP Adjustments
Costs incurred in connection with the Audit Committee Investigation and Restatement	66,504	51,322	15,182	29.6%
Effect of change in revenue recognition	(24,250)	—	(24,450)	(100.0%)
Share-based compensation	12,064	14,768	(2,704)	(18.3%)
Impairment of intangible assets	1,258	—	1,258	100.0%

Adjusted EBITDA	$42,084	$69,082	$(26,996)	(39.1%)